BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

EXPEDITE

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the Office of	Business Number E0622132010-3
Barbara K. Cegavske	Filing Number 20150250707-69
Secretary of State State Of Nevada	Filed On 06/02/2015
	Number of Pages 7

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Solar Wind Energy Tower, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors hereby designates ten million (10,000,000) shares of Preferred Stock authorized in the Articles of Incorporation (the "Preferred Stock"), a Series of the Preferred Stock consisting of Five Hundred Thousand (500,000) shares, $0.0001 par value per share, to be designated "Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth in this certificate of designation (this "Certificate of Designation"), and in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file this Certificate of Designation with the Secretary of State of the State of Nevada.

See attached Certificate of Designation of Series A Preferred Stock

3. Effective date of filing: (optional) June 2, 2015

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Stephen Sadle Chief Operating Officer
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF THE DESIGNATIONS, POWERS PREFERENCES AND RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK ($0.0001 PAR VALUE PER SHARE) OF SOLAR WIND ENERGY TOWER, INC.

A NEVADA CORPORATION

Pursuant to Section 78.1955 of the Nevada Revised Statutes

Solar Wind Energy Tower, Inc., a corporation organized and existing under the Nevada Revised Statutes (the "Company"),

DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the Articles of Incorporation of, and pursuant to the provisions of SECTION 78.1955 of the Nevada Revised Statutes, there hereby is created out of the ten million (10,000,000) shares of Preferred Stock authorized in the Articles of Incorporation (the "Preferred Stock"), a Series of the Preferred Stock consisting of Five Hundred Thousand (500,000) shares, $0.0001 par value per share, to be designated "Series A Convertible Preferred Stock," and to that end the Board adopted a resolution providing for the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, of the Series A Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that the Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock ("Certificate of Designation") be and is hereby authorized and approved, which Certificate of Designation shall be filed with the Nevada Secretary of State in the form as follows:

1. DESIGNATIONS AND AMOUNT. Five Hundred Thousand (500,000) shares of the Preferred Stock of the Company, $0.0001 par value per share, shall constitute a class of Preferred Stock designated as "Series A Convertible Preferred Stock" (the "Series A Stock") with a face value of $0.0001 per share (the "Face Amount"). The Holder will be issued shares of the Series A Stock in denominations of not less than 1 shares. After the initial issuance of shares of Series A Stock, no additional shares of Series A Stock may be issued by the Company except as provided herein.

(a) NO REISSUANCE OF SERIES A STOCK. The Articles of Incorporation of the Company may be appropriately amended from time to time to effect the corresponding reduction in the Company's authorized capital stock.

(b) In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series A Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(c) The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Company; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Stock in respect of which such shares are being issued.

2. RANK. Except as specifically provided below, the Series A Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank senior to (i) all classes of Common Stock, $0.0001 par value per share, of the Company (the "Common Stock") and (ii) any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holder(s) of Series A Stock).

3. LIQUIDATION PREFERENCE

(a) If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the Holders of any shares of capital stock of the Company (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders of shares of Series A Stock shall have received the Liquidation Preference with respect to each share.

(b) The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation,

dissolution or winding up of the Company. Neither the consolidation nor merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(c) The "Liquidation Preference" with respect to a share of Series A Stock means an amount equal to the Face Amount thereof. The Liquidation Preference with respect to any other security shall be as set forth in the Certificate of Designation filed in respect thereof.

4. DIVIDENDS. The holders of shares of Series A Stock shall not be entitled to receive dividends with respect thereto ("Preferred Dividends") if, as and when declared by the Board of Directors of the Company (the "Board") out of assets of the Company legally available for payment thereof.

5. CONVERSION. The Series A Stock shall be convertible, at the option of the holder, into Common Stock as specifically set forth below:

(a) Conversion Price. The "Conversion Price" shall be $0.00648 per share, meaning for every one (1) Preferred A Stock share shall convert into 154.32 shares of Common Stock of the Company. No fractional shares shall be issued and shall be round up to the next share.

(b) Taxes. The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company shall withhold from any payment due whatsoever in connection with the Series A Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from holder's accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

(c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Effect of Conversion. On the date of any conversion, all rights of any holder with respect to the shares of the Series A Stock so converted, including the rights, if any, to receive distributions of the Company's assets (including, but not limited to, the Liquidation Preference) or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Series A Stock have been converted.

6. VOTING RIGHTS. The holder of each share of Series A Stock shall have the right to twenty (20) votes for each share of Common Stock into which such Series A Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

7. PROTECTION PROVISIONS

So long as any shares of Series A Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the Holders of at least a majority of the then outstanding shares of Series A Stock:

(a) alter or change the rights, preferences or privileges of the Series A Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Stock;

(c) create any new class or series of capital stock having a preference over the Series A Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, "Senior Securities");

(d) create any new class or series of capital stock ranking pari passu with the Series A Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, "Pari Passu Securities");

(e) increase the authorized number of shares of Series A Stock;

(f) issue any additional shares of Senior Securities; or

If Holders of at least a majority of the then outstanding shares of Series A Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Stock pursuant to subsection (a) above, then the Company shall deliver notice of such approved change to the Holders of the Series A Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Series A Stock.

8. MERGER, CONSOLIDATION, ETC.

(a) If at any time or from time to time there shall be (i) a merger, or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company's capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or Series of transactions by the Company in which in excess of 50 percent of the Company's voting power is transferred (each, a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series A Stock shall thereafter be entitled to receive upon conversion of the Series A Stock the same kind and amount of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series A Stock immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 8 to the end that the provisions of this SECTION 8 (including adjustment of the Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series A Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(b) The provisions of this SECTION 8 are in addition to and not in lieu of the provisions of SECTION 6 hereof.

8. NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Stock against impairment.

9. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

IN WITNESS WHEREOF, Solar Wind Energy Tower, Inc. has caused this Certificate of Designation to be executed this June 2ND, 2015.

Solar Wind Energy Tower, Inc.

By: /s/ Ronald W. Pickett
Ronald W. Pickett, CEO